            Imagination in Education

PCS EDVENTURES ANNOUNCES RECEIPT OF “WELLS NOTICE” FROM SEC STAFF

Boise, Idaho – October 19, 2009 – On October 16, 2009, PCS Edventures!.Com, Inc. (OTCBB: PCSV-News) received a “Wells Notice” from the Salt Lake regional office staff (“Staff”) of the U.S. Securities and Exchange Commission (“SEC”), informing PCS of the Staff’s intention to recommend to the Commission that the SEC bring a civil injunctive action against PCS alleging that it violated Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1 and 13a-11 thereunder.   A Wells Notice does not itself initiate litigation, nor is it a finding of wrongdoing by PCS or any individual.  PCS disagrees with the Staff’s recommendation and will continue to pursue a potential resolution of this matter before the Staff makes its formal recommendation to the Commission.  PCS will vigorously defend any action brought by the SEC, but cannot predict the outcome or timing of this matter.

The Wells Notice was issued in connection with a previously disclosed investigation into possible violations of federal securities laws stemming from disclosures made by PCS in its 8-K Current Report dated March 27, 2007 and in a related Press Release that announced a License Agreement with Global Techniques dba PCS Middle East (“PCS ME”), subsequent sales of PCS stock by certain PCS officers and directors, book and record-keeping procedures and internal controls relating to revenue recognition from the License Agreement, and later disclosures concerning the License Agreement.   PCS has been informed that, as a result of the investigation, Wells Notices were also issued to the Chairman of the Board/Chief Executive Officer;  the Executive Vice President/Chief Technology Officer; a Director; and a former officer.

Information about the investigation was previously disclosed in Part I Item 3 of PCS’ 10-K Annual Report for the fiscal year ended March 31, 2009, in Part II Item 1 of its 10-Q Quarterly Report for the quarter ended June 30, 2009, and in footnotes to PCS’ consolidated financial statements contained in those reports.  PCS has cooperated fully in providing information and documentation to the Staff during the SEC’s investigation.

In connection with the contemplated recommendation, the Staff may seek remedies including, among other things, a permanent injunction against future violations of federal securities laws, civil monetary penalties and, in the case of the individual Wells Notice recipients, disgorgement of PCS stock sale proceeds and a bar against continued service as officers or directors of PCS.

Under a process established by the SEC, PCS and each of the other recipients of the Wells Notices have the opportunity to submit any reasons of law, policy or fact why they believe that a civil injunctive action should not be brought (a “Wells Submission”) before the Staff makes its recommendation to the Commission regarding what action, if

any, should be brought.   PCS intends to make a Wells Submission and will endeavor to reach a resolution with the Staff before any action is filed, but cannot guarantee that it will be able to do so.  There can be no assurance that the SEC will not decide to bring an action against PCS and/or the officers and directors who have also received Wells Notices.

Under its bylaws, PCS is obligated, subject to certain exceptions and conditions, to indemnify and advance expenses to current and former officers and directors in connection with the SEC investigation and any subsequent SEC enforcement actions.  The costs incurred by PCS in addressing the SEC investigation and possible enforcement proceedings, including the anticipated costs of indemnification of PCS’ officers and directors, will likely have a material adverse effect on PCS’ business, financial position, results of operations and cash flows (including its liquidity and its plan of operation as outlined in management’s discussion and analysis in PCS’ most recent 10-K and 10-Q reports).  The investigation and possible enforcement proceedings could result in adverse publicity and divert the efforts and attention of PCS’ executive management team from ordinary business operations.

PCS’ directors and officers insurance carrier has denied coverage of any claims relating to the SEC investigation, including defense costs, based on its contention that PCS did not give it timely notice of the SEC’s formal non-public order commencing the investigation or the related issuance of subpoenas by the SEC.  PCS disagrees with the carrier’s coverage position and is continuing its efforts to require the insurer to satisfy its contractual obligations.   There can be no assurance that the insurer will reimburse the legal expenses associated with the SEC investigation or any subsequent enforcement action that may be commenced in the future.

About PCS Edventures!

PCS Edventures! is the recognized leader in the design, development and delivery of educational learning labs bundled with related technologies and programs to the K-12 market worldwide. The PCS suite of products ranges from hands-on learning labs in technology-rich topics in Science, Technology, Engineering and Math (STEM) to services rich in imagination, innovation, and creativity.  PCS programs operate in over 6,000 sites in all 50 United States as well as in 17 countries Internationally.  Additional information is at http://www.edventures.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2009 and Form 10-Q for the three months ended June 30, 2009 as filed with the Securities and Exchange Commission.

Contact Information :

Financial Contact:  Janelle Conaway 1.800.429.3110 X 101 , jconaway@pcsedu.com

Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102,  tmaher@pcsedu.com